Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-63351 pertaining to the Savings and Investment Plan of Materion Corporation of our report dated June 28, 2012, with respect to the financial statements and schedule of the Materion Corporation Savings and Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Cleveland, Ohio

June 28, 2012